UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2005
TRIZEC PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16765	33-0387846
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

10 S. Riverside Plaza, Suite 1100, Chicago IL		60606
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:
(312) 798-6000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 22, 2005, Trizec Properties, Inc. entered into a new employment agreement with Timothy H. Callahan, our current President and Chief Executive Officer, effective November 22, 2005 (the “Effective Date”), pursuant to which he would continue to serve as our President and Chief Executive Officer and also continue to serve as a member of our Board of Directors. The employment agreement, which supersedes and replaces the prior employment agreement in its entirety, has an initial term of four years and will terminate on December 1, 2009. After the termination of the initial term, the term of employment will renew automatically for successive one-year periods unless either we or Mr. Callahan provides a written notice of either party’s intention not to extend the term to the other party at least 90 days prior to the end of either the initial term or any of the successive terms, as the case may be.
     Base salary and annual incentive bonus. Under the employment agreement, Mr. Callahan is entitled to receive an annual base salary of $1,050,000, which is subject to review and increase (but not decrease), not less often than annually, by the Compensation Committee of our Board of Directors (the “Committee”) based on Mr. Callahan’s performance, and an annual incentive bonus of a minimum of 50% and a maximum of 200% of his base salary, with the target being 100% of his base salary. The actual annual incentive bonus, which will be paid in a cash lump sum, will be determined in accordance with our incentive compensation program as applicable to our senior executives and 90% of the target annual bonus will be based on our corporate performance and the remaining 10% will be based on Mr. Callahan’s individual performance.
     Restricted stock unit grant and participation in long-term incentive plan and OPP. Effective as of the Effective Date, the employment agreement provides that we will grant Mr. Callahan an award of a number of restricted stock units, or RSUs, under our long-term incentive plan having an aggregate fair market value equal to $10.0 million (the “RSU Grant”), one-half of which will vest in four equal annual installments on November 23rd of each year, starting on November 23, 2006. The remaining one-half of the RSU Grant (the “Performance RSUs”) will vest in four equal annual installments on December 31st of each year, starting on December 31, 2006, if we achieve, for the fiscal year ending on such anniversary, either (a) the goal established by the Committee for funds from operations (“FFO”) per share for such fiscal year or (b) a total stockholder return that places us in the top third of our peer group (which will be the same as the peer group used for our long-term outperformance compensation program or similar plan or arrangement adopted by our Board of Directors (the “OPP”)). If neither of these performance goals is achieved, then the Performance RSUs that would have vested on such vesting date will nonetheless vest as of the immediately succeeding vesting date if, as of such succeeding vesting date, we achieve either (x) actual FFO per share for the fiscal year ending with such succeeding vesting date which exceeds the goal for such fiscal year by at least as much as the FFO shortfall for the immediately preceding fiscal year, or (y) a total stockholder return for such two-year period that would place us in the top third of our peer group. Any Performance RSUs scheduled to vest on a vesting date that do not vest on such date or the immediately succeeding vesting date as described above shall be forfeited in their entirety. Mr. Callahan’s receipt of all RSUs granted to him pursuant to the RSU Grant will be automatically deferred in accordance with our deferred compensation plan.

     Mr. Callahan also will be eligible to participate in our long-term incentive compensation programs that are generally available to our senior executive officers and any OPP or similar plan. The actual amount of Mr. Callahan’s annual long-term incentive compensation will be determined by the Committee based on his performance and commensurate with Mr. Callahan’s position after taking into account a recommendation by an independent compensation consultant retained by the Committee. In addition, Mr. Callahan is entitled to participate in all of our employee welfare, pension and fringe benefit plans, programs and arrangements on a basis that is no less favorable than that made available to our other senior executive officers.
     Severance payment upon termination with cause or resignation without good reason. We may terminate Mr. Callahan’s employment at any time, with or without “cause,” and Mr. Callahan may resign at any time, with or without “good reason,” as such terms are defined in the employment agreement. If we terminate Mr. Callahan for cause, or Mr. Callahan resigns without good reason, Mr. Callahan will be entitled to receive an aggregate amount equal to the sum of (a) any unpaid base salary through the date of such termination or resignation, (b) earned but unpaid annual incentive bonus for a previously completed fiscal year, (c) reimbursement for any unreimbursed business expenses incurred prior to the date of termination or resignation, (d) payment for vacation time accrued as of the date of termination or resignation and (e) any other amounts or benefits that are required to be paid or provided by law. Such amount (the “Accrued Amounts”) will be payable in cash within 15 business days of Mr. Callahan’s termination or resignation.
     Severance payment upon termination without cause or resignation for good reason. If we terminate Mr. Callahan without cause, or Mr. Callahan resigns with good reason, Mr. Callahan will be entitled to receive an aggregate lump sum payment, within 15 business days after such termination or resignation, equal to the sum of (a) the Accrued Amounts as described above and (b) an annual incentive bonus for the fiscal year in which his termination or resignation occurs, prorated over the number of days employed during such fiscal year and based on the average of the annual incentive bonuses paid to Mr. Callahan during the immediately preceding two fiscal years (the “Average Bonus”). In addition, Mr. Callahan is entitled to receive (x) three times the sum of his base salary (at the rate in effect on the date of Mr. Callahan’s termination or resignation) and the Average Bonus, which payment is required to be made in a lump sum cash payment within 15 business days after such date of termination or resignation and (y) continued participation under our medical insurance plans and programs as in effect for senior executive officers for a period of three years following the date of Mr. Callahan’s termination or resignation or until such date as Mr. Callahan becomes eligible to participate in the plans of a subsequent employer. Further, all of Mr. Callahan’s unvested equity awards and deferred compensation held as of his termination or resignation will vest immediately and the date of such termination or resignation will be deemed the end of the measurement period and a valuation date under any OPP and any such awards will be settled in shares of our common stock (collectively, the “Accelerated Vesting”) and will be paid within 15 business days after the date of termination or resignation. Mr. Callahan’s options to purchase our common stock, if any, will remain exercisable until the applicable expiration dates provided in any plan and award agreement. The payments and benefits that are described in this paragraph to which Mr. Callahan is entitled are referred to as the “Severance Payments and Benefits.”
     Severance payment in the event of a change in control. If we terminate Mr. Callahan without cause, or Mr. Callahan resigns with good reason, at any time within six months prior to, or within two years following, a “change in control” of our company, as such term is defined in the employment agreement, Mr. Callahan will be entitled to receive the Severance Payments and Benefits as described in the preceding paragraph. In addition, upon the occurrence of a change in control, all of Mr. Callahan’s unvested equity based compensation will immediately vest and, to the extent the outperformance goals under any OPP for periods prior to the change in control are achieved at the time of a change in control, all awards that are outstanding and that could be granted during a performance period will be fully vested. Notwithstanding the occurrence of a transaction that would constitute a change in control as described under the employment agreement, a change in control will not be deemed to have occurred if Peter Munk, our chairman of the Board of Directors, continues to effectively control us through the power to elect at least a majority of the Board of Directors. In addition, notwithstanding the occurrence of a transaction that would not constitute a change in control as described under the employment agreement, a change in control in us will nonetheless be deemed to have occurred if, as a result of the transaction, Mr. Munk no longer has effective control of our company through the power to elect at least a majority of the Board of Directors. However, regardless of whether Mr. Munk retains effective control of our company through the power to elect at least a majority of the Board of Directors, a change in control will be deemed to have occurred if any person becomes the beneficial owner of 50% or more of our common stock. We also will make an additional tax gross-up payment to Mr. Callahan if any payment or benefit made or provided to him in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. The employment agreement sets forth certain procedures relating to the determination of the amount of, and the payment of, the gross-up payment.
     Severance payment in the event of termination due to Mr. Callahan’s death or disability. In the event of termination of Mr. Callahan’s employment due to his death or disability, he or his estate will be entitled to receive, within 15 business days following such termination, his annual base salary through the date of such termination, the Accrued Amounts, the Accelerated Vesting and a pro rata Average Bonus. In addition, Mr. Callahan or his estate will receive a lump sum payment equal to his annual base salary in effect as of the date of such termination and, in the case of disability, Mr. Callahan will entitled to continued participation in our medical insurance plans and programs as in effect for our senior executive officers for a period of three years following the termination of his employment or until such time as he becomes eligible to participate in the plans of a subsequent employer.
     Severance payment in the event we elect not to renew Mr. Callahan’s employment agreement. If we provide notice to Mr. Callahan of our election to not renew the term of his employment and his employment thereby terminates, we will be required to pay to Mr. Callahan, within 15 business days following such termination, the Accrued Amounts, the Accelerated Vesting and a pro rata Average Bonus. In addition, we are obligated to promptly pay him a lump sum payment equal to two times the sum of his annual base salary (at the rate in effect on the date Mr. Callahan’s employment is terminated) and the Average Bonus.
     Payment of severance payments only upon receipt of waiver and release. We will not be required to make or make available to Mr. Callahan the payments and benefits that are described above (excluding the Accrued Amounts and pro rata Average Bonus) in connection with our termination of Mr. Callahan’s employment without cause, due to his death or disability, or as a result of our election to not renew the term of his employment, or the resignation by Mr. Callahan with good reason, unless (a) Mr. Callahan or his estate executes and delivers a waiver and release in the form previously agreed to by us and Mr. Callahan, and (b) such waiver and release shall have become effective and irrevocable.
     Repurchase of vested equity in the event we are no longer publicly traded. If our common stock or the stock of any successor to us is not publicly traded in the United States and Mr. Callahan’s employment is terminated for any reason, Mr. Callahan will have the right to require us to purchase his vested equity upon such terms as mutually agreed to by Mr. Callahan and us.
     During the term of his employment and for a specified period after such term, Mr. Callahan will be subject to certain restrictive covenants under the employment agreement, including those related to confidentiality, non-solicitation and non-disparagement.
     A copy of Mr. Callahan’s new employment agreement is being filed as exhibit 10.1 to this Current Report on Form 8-K. In addition, a form of our standard RSU award agreement, which is substantially similar (other than the length of the vesting period of the RSU Grant and the criteria for vesting of the Performance RSUs as described above) to the RSU award agreement that we anticipate entering into with Mr. Callahan to evidence the RSU Grant, has been filed as exhibit 10.2 to our Current Report on Form 8-K dated February 18, 2005.
Item 1.02. Termination of a Material Definitive Agreement.
     In connection with the entry of a new employment agreement between us and Mr. Callahan, as described above under Item 1.01 of this Current Report on Form 8-K, the prior employment agreement that we and Mr. Callahan had entered into, dated as of August 14, 2002, was terminated effective November 22, 2005. A description of the material terms of the prior employment agreement is contained under the caption titled “Employment Agreements and Other Arrangements” of our definitive proxy statement for the 2005 annual meeting of the stockholders, as filed with the Securities and Exchange Commission on April 9, 2005, and is incorporated by reference herein. In addition, Mr. Callahan’s prior employment agreement has been filed with our 2004 Annual Report on Form 10-K.
Item 9.01. Financial Statements and Exhibits.
     (a) Not applicable.
     (b) Not applicable.
     (c) Exhibits
          The exhibits required by this item are set forth on the Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.
Date: November 23, 2005	By:	/s/ Timothy H. Callahan
Timothy H. Callahan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of November 22, 2005, by and between Trizec Properties, Inc. and Timothy H. Callahan.